EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2005, relating to the consolidated financial statements and financial statement schedules of Frontier Oil Corporation, and management’s report on internal control over financial reporting appearing in the Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Houston, Texas
December 12, 2005